DENNY’S CORPORATION REPORTS RESULTS FOR FIRST QUARTER 2011

SPARTANBURG, S.C., May 3, 2011 – Denny’s Corporation (NASDAQ: DENN) one of America’s largest full-service family restaurant chains, today reported results for its first quarter ended March 30, 2011.

First Quarter Summary

•	Opened 18 new units, including 12 Flying J Travel Center conversion sites and 2 units at university locations at Auburn and Kansas State Universities.

•	System-wide same-store sales decreased 1.7% with a 1.3% decrease at company units and 1.7% decrease at franchised units.

•	Same-store guest count decrease of 1.1% was impacted by not repeating a 2010 Super Bowl promotional event and the Easter-Spring Break calendar shift.

•	Franchise operating margin of $19.7 million grew $2.3 million, or 13.2%, compared to the prior year quarter.

•	Franchise operating margin, as a percentage of franchise and license revenue, increased 4.5 percentage points to 63.0%, compared with the same quarter last year.

•
Net income of $4.1 million, or $0.04 per diluted share. Net income was impacted by $1.4 million in expenses associated with re-pricing the Company’s credit facility, $0.5 million for a one-time franchisee settlement, and $0.5 million for an unfavorable workers’ compensation claims development.

•	Adjusted income before taxes* of $6.2 million was also impacted by the one-time franchisee settlement and the unfavorable workers’ compensation claims development.

•	Re-priced $290 million credit facility, reduced outstanding term debt by $10 million during the quarter, and increased availability under the revolver by $10 million.

•	Board of Directors approved a new share repurchase program for up to six million shares, after completing the three million share repurchase program previously announced on November 9, 2010.

John Miller, President and Chief Executive Officer, stated, “Denny’s continued to build on the positive achievements realized in the second half of 2010. In the first quarter, same-store guest trends continued to improve as we executed on our marketing strategies that emphasize everyday affordability combined with attractive “Limited Time Offers.” We are pleased that our efforts resulted in continued progress despite inflationary pressures and economic uncertainty impacting our customers. In addition, we opened 18 new units in the quarter after completing a company record opening of 136 new unit openings last year.”

Mr. Miller concluded, “Our growing free cash flow, which was further enhanced by the re-pricing of our credit facility, has enabled us to continue to strengthen the balance sheet and bring value to shareholders through share repurchases. Our leadership team is committed to executing successfully on our strategies to further strengthen our position as America`s favorite diner in 2011 and beyond.”

First Quarter Results

For the first quarter of 2011, Denny’s reported total operating revenue, including company restaurant sales and franchise revenue, of $135.8 million compared with $137.6 million in the prior year quarter. Company restaurant sales decreased $3.2 million due to four fewer equivalent company restaurants compared with the prior year quarter, and the decrease in same-store sales for the quarter. During the first quarter, we opened five new company-owned Flying J Travel Center conversion sites, closed two restaurants and sold nine restaurants to franchisees.

Company restaurant operating margin (as a percentage of company restaurant sales) was 12.1%, a decrease of 1.5 percentage points compared with the same period last year. Product costs increased 0.7 percentage points to 24.5% primarily due to the impact of increased commodity costs and a higher mix of value priced items.  Payroll and benefit costs increased 1.3 percentage points to 42.3% primarily due to higher restaurant manager incentive compensation, and $0.5 million in unfavorable workers’ compensation claims development compared to the prior year. Occupancy costs decreased 0.3 percentage points to 6.6% due to favorable developments in general liability claims. Other operating costs decreased 0.1 percentage points to 14.6% primarily due to the corporate investment in media in the prior year quarter, partially offset by higher new store opening expenses associated with the opening of 16 company-owned Flying J units in the last two quarters.

Franchise and license revenue increased by $1.5 million to $31.3 million compared with $29.8 million in the prior year quarter. The increase in franchise revenue included a $1.3 million increase in royalties and $0.5 million increase in franchise fees, partially offset by a $0.3 million decrease in occupancy revenue. The royalty revenue increase was due to 110 additional equivalent franchise restaurants, partially offset by the effects of lower same-store sales. The franchise fee increase resulted from opening 13 franchise and license units in the first quarter of this year, which included seven Flying J Travel Center conversion sites, and two university locations at Auburn and Kansas State Universities. Denny’s franchisees closed nine restaurants, and purchased nine company restaurants.

Franchise operating margin increased $2.3 million to $19.7 million, primarily due to the $1.3 million increase in franchise royalties from the additional 110 equivalent franchise restaurants, a $0.7 million decrease in direct franchise costs, and a $0.5 million increase in franchise fees, offset by a $0.2 million decrease in franchise occupancy margin. Franchise operating margin (as a percentage of franchise and license revenue) was 63.0%, an increase of 4.5 percentage points compared with the same quarter last year. The increase in margin was primarily driven by the increase in franchise royalties and fees and decrease in direct franchise costs, offset by the lower occupancy margin.

General and administrative expenses, which were primarily driven by higher incentive compensation accruals relative to the prior year quarter, increased $1.1 million from the same period last year.

Depreciation and amortization expense declined by $0.2 million compared with the prior year quarter primarily as a result of the sale of restaurants and real estate over the past year, offset by the addition of 25 new units in the last 12 months. Operating gains, losses and other charges, net, which reflect restructuring charges, exit costs, impairment charges and gains or losses on the sale of assets, increased $1.0 million in the quarter. This increase resulted from higher gains on the sale of company restaurants to franchisees, and lower closed store exit costs.

Operating income for the quarter increased $0.3 million from the prior year period to $11.5 million, primarily due to the $2.3 million increase in franchise margin, partially offset by a $2.0 million decrease in gross profit from our company operations.

Interest expense decreased $0.7 million, or 11.0%, to $5.7 million as a result of the lower interest rates under the refinanced and re-priced credit facility, and a $20.1 million reduction in total gross debt from the prior year period. Other non-operating expense increased $1.5 million in the quarter primarily due to expenses associated with the re-pricing of the Company’s debt.

Denny’s net income was $4.1 million for the first quarter 2011, or $0.04 per diluted share, compared with prior year period net income of $4.6 million, or $0.05 per diluted share. Adjusted income before taxes*, Denny’s metric for earnings guidance, was $6.2 million compared with prior year period adjusted income of $6.6 million.

Business Outlook

Mark Wolfinger, Executive Vice President, Chief Administrative Officer and Chief Financial Officer, stated, “Our transition to a franchise focused business model continues to enable growth in unit development and profitability while enabling us to grow free cash flow. With our increased financial flexibility, we expect to continue to strengthen our balance sheet and pursue additional shareholder friendly activities.”

Based on the interest savings generated by the re-pricing of our credit facility in the first quarter, Denny’s is updating its financial guidance for full-year 2011 adjusted income before taxes by $2 million.

Component – Full Year 2011	Previous Guidance**	Updated Guidance
Company Same-Store Sales	(2.0%) to 1.0%	No Change
Franchise Same-Store Sales	(2.0%) to 1.0%	No Change
New Company Units	7 - 12 (includes 5-10 Flying J units and 2 Denny’s Fast Casual test units)	No Change
New Franchise Units	63 (includes 15 -20 Flying J units and 10 university units)	No Change
Total New Unit Openings	70 – 75 (includes 25 Flying J units)	No Change
Adjusted EBITDA** ($M)	$80 to $85	No Change
Adjusted Income Before Taxes** ($M)	$36 to $40	$38 to $42
Cash Interest Expense ($M)	$19	$17
Cash Capital Expenditure ($M)	$18	No Change

*	Please refer to the historical reconciliation of net income to adjusted income before taxes and adjusted EBITDA included in the tables below.
**	As announced in Fourth Quarter and Full Year 2010 Earnings Release on February 15, 2011.

Further Information

Denny’s will provide further commentary on the results for the first quarter of 2011 on its quarterly investor conference call today, Tuesday, May 3, 2011 at 5:00 p.m. ET.  Interested parties are invited to listen to a live broadcast of the conference call accessible through the investor relations section of Denny’s website at ir.dennys.com.  A replay of the call may be accessed at the same location later in the day and will remain available for 30 days.

Denny's is one of America's largest full-service family restaurant chains, currently operating more than 1,650 franchised, licensed, and company-owned restaurants across the United States, Canada, Costa Rica, Mexico, Honduras, Guam, Puerto Rico and New Zealand. For further information on Denny's, including news releases, links to SEC filings and other financial information, please visit the Denny's investor relations website.

The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release.  In addition, certain matters discussed in this release may constitute forward-looking statements.  These forward-looking statements involve risks, uncertainties, and other factors that may cause the actual performance of Denny’s Corporation, its subsidiaries and underlying restaurants to be materially different from the performance indicated or implied by such statements.  Words such as “expects”, “anticipates”, “believes”, “intends”, “plans”, “hopes”, and variations of such words and similar expressions are intended to identify such forward-looking statements.  Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.  Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others:  the competitive pressures from within the restaurant industry; the level of success of the Company’s strategic and operating initiatives, advertising and promotional efforts; adverse publicity; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy, particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company’s SEC reports and other filings, including but not limited to the discussion in Management’s Discussion and Analysis and the risks identified in Item 1A. Risk Factors contained in the Company’s Annual Report on Form 10-K for the year ended December 29, 2010 (and in the Company’s subsequent quarterly reports on Form 10-Q).

Investor Contact:                 Whit Kincaid
877-784-7167
Media Contact:                     Liz Brady, ICR
646-277-1226

DENNY’S CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)

	Quarter	Quarter
	Ended	Ended
(In thousands, except per share amounts)	3/30/11	3/31/10

Revenue:
Company restaurant sales	$104,555	$107,783
Franchise and license revenue	31,250	29,789
Total operating revenue	135,805	137,572
Costs of company restaurant sales	91,948	93,133
Costs of franchise and license revenue	11,565	12,366
General and administrative expenses	14,139	13,074
Depreciation and amortization	7,188	7,373
Operating (gains), losses and other charges, net	(529)	423
Total operating costs and expenses	124,311	126,369
Operating income	11,494	11,203
Other expenses:
Interest expense, net	5,693	6,398
Other nonoperating expense (income), net	1,478	(12)
Total other expenses, net	7,171	6,386
Income before income taxes	4,323	4,817
Provision for income taxes	199	229
Net income	$4,124	$4,588

Net income per share:
Basic	$0.04	$0.05
Diluted	$0.04	$0.05

Weighted average shares outstanding:
Basic	98,980	97,095
Diluted	101,362	100,153

DENNY’S CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	3/30/11	12/29/10

ASSETS
Current Assets
Cash and cash equivalents	$19,171	$29,074
Receivables, net	15,266	17,280
Assets held for sale	548	1,933
Other	14,155	14,199
	49,140	62,486

Property, net	128,274	129,518
Goodwill	31,308	31,308
Intangible assets, net	51,400	52,054
Other assets	36,646	35,840
Total Assets	$296,768	$311,206

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities
Current maturities of notes and debentures	$2,585	$2,583
Current maturities of capital lease obligations	4,213	4,109
Accounts payable	20,379	25,957
Other current liabilities	58,877	57,685
	86,054	90,334
Long-Term Liabilities
Notes and debentures, less current maturities	224,564	234,143
Capital lease obligations, less current maturities	19,009	18,988
Other	69,398	71,453
	312,971	324,584
Total Liabilities	399,025	414,918
Total Shareholders' Deficit	(102,257)	(103,712)
Total Liabilities and Shareholders' Deficit	$296,768	$311,206

Debt Balances

(In thousands)	3/30/11	12/29/10

Credit facility revolver loans due 2015	$-	$-
Credit facility term loans due 2016, net of discount of $3,012 and $3,455, respectively	226,988	236,545
Capital leases and other debt	23,383	23,278
Total Debt	$250,371	$259,823

DENNY’S CORPORATION
Income, EBITDA and G&A Reconciliations
(Unaudited)

	Quarter	Quarter
Income and EBITDA Reconciliation	Ended	Ended
(In millions)	3/30/11	3/31/10

Net income	$4.1	$4.6

Provision for income taxes	0.2	0.2
Operating (gains), losses and other charges, net	(0.5)	0.4
Other nonoperating expense (income), net	1.5	(0.0)
Share-based compensation	1.0	1.4

Adjusted income before taxes (1)	$6.2	$6.6

Interest expense, net	5.7	6.4
Depreciation and amortization	7.2	7.4
Cash payments for restructuring charges and exit costs	(0.7)	(1.4)
Cash payments for share-based compensation	-	(1.0)

Adjusted EBITDA (1)	$18.4	$18.0

	Quarter	Quarter
General and Administrative Expenses Reconciliation	Ended	Ended
(In millions)	3/30/11	3/31/10

Share-based compensation	$1.0	$1.4
Other general and administrative expenses	13.1	11.7
Total general and administrative expenses	$14.1	$13.1

(1)
We believe that, in addition to other financial measures, Adjusted Income Before Taxes and Adjusted EBITDA are appropriate indicators to assist in the evaluation of our operating performance on a period-to-period basis.  We also use Adjusted Income and Adjusted EBITDA internally as performance measures for planning purposes, including the preparation of annual operating budgets, and for compensation purposes, including bonuses for certain employees.  Adjusted EBITDA is also used to evaluate our ability to service debt because the excluded charges do not have an impact on our prospective debt servicing capability and these adjustments are contemplated in our credit facility for the computation of our debt covenant ratios.  However, Adjusted Income and Adjusted EBITDA should be considered as a supplement to, not a substitute for, operating income, net income or other financial performance measures prepared in accordance with U.S. generally accepted accounting principles.

DENNY’S CORPORATION
Operating Margins
(Unaudited)

	Quarter		Quarter
	Ended		Ended
(In millions)	3/30/11		3/31/10

Company restaurant operations: (2)
Company restaurant sales	$104.6	100.0%	$107.8	100.0%
Costs of company restaurant sales:
Product costs	25.6	24.5%	25.7	23.8%
Payroll and benefits	44.2	42.3%	44.2	41.0%
Occupancy	6.9	6.6%	7.4	6.9%
Other operating costs:
Utilities	4.4	4.2%	4.7	4.3%
Repairs and maintenance	1.8	1.8%	1.9	1.8%
Marketing	3.8	3.7%	4.3	4.0%
Legal settlements	0.1	0.1%	0.1	0.1%
Other	5.1	4.9%	4.8	4.5%
Total costs of company restaurant sales	$91.9	87.9%	$93.1	86.4%
Company restaurant operating margin (3)	$12.6	12.1%	$14.7	13.6%

Franchise operations: (4)
Franchise and license revenue
Royalty and license revenue	$19.3	61.7%	$18.0	60.4%
Initial and other fee revenue	0.9	2.9%	0.4	1.5%
Occupancy revenue	11.1	35.4%	11.4	38.1%
Total franchise and license revenue	$31.3	100.0%	$29.8	100.0%

Costs of franchise and license revenue
Direct franchise costs	$3.0	9.6%	$3.7	12.4%
Occupancy costs	8.6	27.4%	8.7	29.1%
Total costs of franchise and license revenue	$11.6	37.0%	$12.4	41.5%
Franchise operating margin (3)	$19.7	63.0%	$17.4	58.5%

Total operating revenue (1)	$135.8	100.0%	$137.6	100.0%
Total costs of operating revenue (1)	103.5	76.2%	105.5	76.7%
Total operating margin (1)(3)	$32.3	23.8%	$32.1	23.3%

Other operating expenses: (1)(3)
General and administrative expenses	$14.1	10.4%	$13.1	9.5%
Depreciation and amortization	7.2	5.3%	7.4	5.4%
Operating gains, losses and other charges, net	(0.5)	(0.4%)	0.4	0.3%
Total other operating expenses	$20.8	15.3%	$20.9	15.2%

Operating income (1)	$11.5	8.5%	$11.2	8.1%

(1)	As a percentage of total operating revenue
(2)	As a percentage of company restaurant sales
(3)
Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue.  As such, operating margin is considered a non-GAAP financial measure.  Operating margins should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with U.S. generally accepted accounting principles.

(4)	As a percentage of franchise and license revenue

DENNY’S CORPORATION
Statistical Data
(Unaudited)

	Quarter	Quarter
Same-Store Sales	Ended	Ended
(increase/(decrease) vs. prior year)	3/30/11	3/31/10

Same-Store Sales
Company Restaurants	(1.3%)	(5.5%)
Franchised Restaurants	(1.7%)	(6.3%)
System-wide Restaurants	(1.7%)	(6.1%)

Company Restaurant Sales Detail
Guest Check Average	(0.1%)	0.1%
Guest Counts	(1.1%)	(5.6%)

	Quarter	Quarter
Average Unit Sales	Ended	Ended
($ in thousands)	3/30/11	3/31/10

Company Restaurants	$452	$458

Franchised Restaurants	$339	$342

		Franchised
Restaurant Unit Activity	Company	& Licensed	Total

Ending Units 12/29/10	232	1,426	1,658

Units Opened	5	13	18
Units Refranchised	(9)	9	0
Units Closed	(2)	(9)	(11)
Net Change	(6)	13	7

Ending Units 12/29/10	226	1,439	1,665

Equivalent Units
First Quarter 2011	231	1,430	1,661
First Quarter 2010	235	1,320	1,555
	(4)	110	106